Exhibit 23.3
CONSENT OF ACCOUNTING FIRM
I consent to the incorporation by reference into this Registration Statement on Form S-8 pertaining to the Cynosure, Inc. 1992 Stock Option Plan, the Cynosure, Inc. 2004 Stock Option Plan and the Cynosure, Inc. 2005 Stock Incentive Plan of my report dated February 4, 2004, relating to the consolidated financial statements of Sona International Corporation and Sona Laser Centers, Inc. as of December 31, 2003, and for each of the two years in the period ended December 31, 2003, included in the Cynosure, Inc. Registration Statement on Form S-1 (File No. 333-127463) filed with the Securities and Exchange Commission.
/s/ T. James Hammond

T. James Hammond
Virginia Beach, Virginia
December 9, 2005